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                                                                  EXHIBIT (k)(3)


                      INVESTOR RELATIONS SERVICES AGREEMENT


     AGREEMENT dated as of March 1, 2000 between The First Commonwealth Fund, Inc. (hereinafter referred to as the "Fund"), a closed-end investment management company, and EquitiLink USA, Inc. (hereinafter referred to as "EUSA").

     In consideration of the mutual agreements herein made, the Fund and EUSA understand and agree as follows:

1.   EUSA agrees, during the term of this Agreement, to be responsible for:

(a)  drafting, coordinating and distributing:

     (i)    monthly dividend releases;

     (ii)   monthly performance reviews;

     (iii) disclosure releases issued in conjunction with the performance reviews to meet legal requirements; and

     (iv) releases on extraordinary topics, including, but not limited to, results of annual meetings, market events, and major factors affecting the Fund;

(b)  developing and coordinating letters to shareholders on special issues;

(c) coordinating and distributing weekly "This Week in Asia" and "This Week in Australia" releases to brokers;

(d)  managing shareholder and broker toll-free telephone services for the Fund;

(e) responding to shareholder letters and requests for information forwarded by EquitiLink International Management Limited, the Fund's investment manager or received by EUSA directly;

(f) arranging regular media interviews for Fund management with print, broadcast and electronic reporters to discuss the Fund and the markets in which it invests;

(g) updating and maintaining North American portion of EquitiLink website, including, but not limited to, the portion of the website specifically related to the Fund, on at least a monthly basis;

(h)  maintaining broker and shareholder mailing lists;

(i) coordinating the preparation, printing and distribution of the quarterly reports;

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(j)  developing and maintaining a broker e-mail list to facilitate ongoing communications with brokers;

(k)  developing and implementing marketing activities on an ongoing basis;

(l) providing Lipper Analytical Services and all other appropriate news and information services with weekly and monthly price, net asset value, total assets and dividend information to be used in the calculation of fund and international company ranking tables;

(m) disseminating daily market quotes on the Fund to EquitiLink International Management Limited and EquitiLink Australia Limited; and

(n) providing quarterly reports to the Fund's Board of Directors on its activities, including such information as the Board of Directors may reasonably request.

2. In rendering the services required under the Agreement, EUSA may, subject to the approval of the Fund's Board of Directors, cause such services or any portion thereof to be provided by another person pursuant to a written agreement; provided, that, in such event, EUSA shall remain responsible for monitoring and overseeing the performance by such person of its obligations to the Fund under that written agreement. The fees and appropriate out-of-pocket expenses of such other person will be paid or reimbursed by EUSA.

3. The Fund agrees, during the term of this Agreement, to pay to EUSA as compensation for the foregoing a monthly retainer of $4,000 per month. The Fund shall reimburse EUSA for its reasonable out-of-pocket expenses incurred in carrying out its obligations under this Agreement, including, but not limited to, telephone and telecopier charges; copying costs; messenger services; financial advertising; electronic news distribution; news wire service charges; transportation, meals and lodging; and mailing, postage and courier costs. Out-of-pocket expenses in excess of $3000 will be specifically approved by the Fund prior to expenditure. At the end of each month, EUSA shall bill the Fund, and the Fund shall reimburse EUSA for all expenses and disbursements made on the Fund's behalf. EUSA will maintain accurate and complete records of all out-of-pocket expenditures incurred on behalf of the Fund and will be prepared to supply any supporting detail reasonably required by the Fund's independent auditors. Invoices are due and payable within thirty (30) days of receipt.

4. EUSA agrees to preserve the confidentiality of all non-public information provided to EUSA by the Fund or its agents, or information developed by EUSA based upon such non-public information. EUSA shall not disclose such information except when required to do so pursuant to court order, subpoena, or other judicial process. Non-public information shall not include information which (a) was or becomes generally available to the public other than as a result of a disclosure by EUSA or its directors, officers, employees, agents or advisors;
(b) was available to the public prior to its disclosure to EUSA by the Fund or its representatives; (c) becomes available to EUSA on a non-confidential basis from a source other than the Fund or its representatives, provided that such source is not known by EUSA (i) to be subject to a

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confidentiality agreement with the Fund or another party with respect to the information or (ii) to be subject to an obligation, by statute or common law, to maintain the confidentiality of the information; or (d) is independently developed by EUSA.

5. This Agreement shall remain in full force and effect for an initial term to expire December 31, 2000. From and after December 31, 2000, this Agreement shall continue in effect from year to year, provided such continuance is approved annually by the Board of Directors of the Fund.

6. At any time after the expiration of the initial term of this Agreement on December 31, 2000, this Agreement may be terminated by either party at any time on sixty (60) days' written notice, without payment of penalty, provided that such termination by the Fund shall be directed or approved by the vote of a majority of the Directors of the Fund in office at the time. During said sixty
(60) day notice period, the parties shall continue to perform all of their obligations under this Agreement.

7. The Fund hereby acknowledges that EUSA shall rely upon the accuracy of all information provided by the Fund to it. The Fund assumes full and complete responsibility and liability for the financial and other information furnished to EUSA for its use on the Fund's behalf under this Agreement and the Fund shall indemnify and hold harmless EUSA from and against any demands, claims, or liability relating thereto. The Fund shall pay EUSA any amounts payable by EUSA in settlement of any claims or in satisfaction of any judgments resulting from EUSA's use of any financial or other information furnished by the Fund in connection with the services rendered by EUSA hereunder, together with all costs and expenses incurred in connection therewith, including, without limitation, reasonable attorney's fees and costs of litigation. Without limiting the foregoing, the Fund shall reimburse EUSA for all costs and expenses, including reasonable attorney's fees, incurred in responding to any subpoena or other court process in any action or proceeding or investigation in which the Fund or its affiliates are a party or are otherwise involved. Notwithstanding the above, the Fund shall not be liable for any loss, claim, damage or liability which was the direct result of EUSA's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. The provisions of this paragraph shall survive the expiration or termination of this Agreement.

8.   This Agreement may be amended only on the written consent of both parties.

9. This Agreement shall be interpreted according to and governed by the laws of the State of New York.

10. A waiver by either party of any breach, act or omission of the other party is not deemed to be a waiver of any subsequent similar breach, act or omission.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first set forth above.


                                                THE FIRST COMMONWEALTH
                                                FUND, INC.

                                                By: /s/ David Manor
                                                    ---------------------------
                                                    Name: David Manor
                                                    Title: Treasurer


                                                EQUITILINK USA, INC.

                                                By: /s/ Richard P. Strickler
                                                    ---------------------------
                                                    Name: Richard P. Strickler
                                                    Title: Managing Director

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